Exhibit 3.2
Full Throttle Indoor Kart Racing Corporation
(A Colorado Corporation)
BYLAWS

ARTICLE I
Offices
Section 1. Principal Place of Business: The principal office of , hereinafter entitled the Corporation, shall be in the City of or such other place as designated by resolution of the Board of Directors of the Corporation.

Section 2. Other Offices: The Corporation may also have offices at such other places both within and without the State of Colorado as the business of the Corporation may require.

ARTICLE II
Shareholders
SECTION 1. Annual Meeting:  The annual meeting of shareholders of Full Throttle Indoor Kart Racing Corporation (the "Company") shall be held at such time and place within or without the state of Colorado as shall be determined by the Board of Directors and as shall be stated in the notice of the meeting. The meeting shall be held for the purpose of electing directors and for the transaction of such other business as properly may come before such meeting.

SECTION 2. Special Meetings: Special meetings of shareholders may be held upon call by the Chairman of the Board, the President, the Secretary, or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President or Secretary upon the request in writing of the holders of record of not less than one-tenth of all the outstanding shares of stock entitled by its terms to vote at such meeting, at such time and at such place within or without the state of Colorado as may be fixed in the call and stated in the notice setting forth such call. Such request by the shareholders and such notice shall state the purpose of the proposed meeting.

SECTION 3. Notice of Meetings: Notice of the time, place and purpose of every meeting of the shareholders, shall, except as otherwise required by law, be delivered personally or mailed at least ten (10) but not more than sixty (60) days prior to the date of such meeting to each shareholder of record entitled to vote at the meeting at his or her address as it appears on the records of Full Throttle. Any meeting may be held without notice if all of the shareholders entitled to vote thereat are present in person or by proxy at the meeting, or if notice is waived by those not so present in person or by proxy.

SECTION 4. Quorum: At every meeting of the shareholders, the holders of record of a majority of the shares entitled to vote at the meeting, represented in person or by proxy, shall constitute a quorum. The vote of the majority of such quorum shall be necessary for the transaction of any business, unless otherwise provided by law or the articles of incorporation. If the meeting cannot be organized because a quorum has not attended, those present in person or by proxy may adjourn the meeting from time to time until a quorum is present when any business may be transacted that might have been transacted at the meeting as originally called.

SECTION 5: Voting and Proxies: Unless otherwise provided by law or the articles of incorporation, every shareholder of record entitled to vote at any meeting of shareholders shall be entitled to one vote for every share of common stock standing in his or her name on the records of Full Throttle on the record date fixed as provided in these Bylaws. In the election of directors, all votes shall be cast by ballot and the persons having the greatest number of votes shall be the directors. On matters other than election of directors, votes may be cast in such manner as the Chairman of the meeting may designate.

Shareholders of record and entitled to vote may vote at any meeting held, in person or by proxy, authorized by any means permitted by the Colorado Stock Corporation Act or other applicable law.

SECTION 6. Inspectors: The Board of Directors shall annually appoint two or more persons to act as inspectors or judges at any election of directors or vote conducted by ballot at any meeting of shareholders. Such inspectors or judges of election shall take charge of the polls and after the balloting shall make a certificate of the result of the vote taken. In case of a failure to appoint inspectors, or in case an inspector shall fail to attend, or refuse or be unable to serve, the Chairman of the meeting may appoint, or the shareholders may elect, an inspector or inspectors to act at such meeting. Such inspector or inspectors shall make a certificate of the result of the vote taken.

SECTION 7. Conduct of Shareholders' Meeting: The following persons, in the order named, shall be entitled to call each shareholders' meeting to order: (1) the Chairman of the Board, (2) the President of Full Throttle, (3) a Vice President, or (4) any person elected by the shareholders. The shareholders shall have the right to elect a Chairman of the meeting.

The Secretary of Full Throttle, or in his or her absence any person appointed by the Chairman, shall act as Secretary of the meeting for organization purposes. The shareholders shall have the right to elect a secretary of the meeting.

SECTION 8. Record Date: In lieu of closing the stock transfer books, the Board of Directors, in order to make a determination of shareholders entitled to notice of or to vote at any meeting, or to receive payment of any dividends or for any other proper purpose, may fix in advance a date, but not more than seventy days in advance, as a record date for such determination, and in such case only shareholders of record on the date so fixed shall be entitled to notice of, and to vote at, such meeting, or to receive payment of such dividend, or to exercise such other rights, as the case may be, notwithstanding any transfer of stock on the books of Full Throttle after such date. If the Board of Directors does not fix a record date as aforesaid, such date shall be as provided by law.

SECTION 9. Notice of Business: At any meeting of the shareholders, only such business shall be conducted as shall have been brought before the meeting (1) by or at the direction of the Board of Directors or (2) by any shareholder of Full Throttle who is a shareholder of record at the time of giving of the notice as provided for in this Section 9, who shall be entitled to vote at such meeting and who complies with the following procedures:

Requirement of Timely Notice: For business to be properly brought before a meeting of shareholders by a shareholder the business shall be a proper subject of shareholder action and the shareholder shall have given timely notice thereof in writing to the Secretary. To be timely, a shareholder's notice shall be delivered to or mailed and received by the Secretary at the principal executive office of Full Throttle not less than sixty (60) days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of the meeting to a later date); provided, however, if no notice is given and no public announcement is made to the shareholders regarding the date of the meeting at least 75 days prior to the meeting, the shareholder's notice shall be valid if delivered to or mailed and received by the Secretary at the principal executive office of Full Throttle not less than fifteen (15) days following the day on which the notice or public announcement of the date of the meeting was given or made.

Contents of Notice: Such shareholder's notice to the Secretary shall set forth as to each item of business the shareholder proposes to bring before the meeting (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the articles of incorporation or these Bylaws, the language of the proposed amendment, (2) the name and address, as they appear on Full Throttle's books, of the shareholder proposing such business, (3) the class and number of shares of capital stock of Full Throttle that are beneficially owned by such shareholder, and (4) any material interest (financial or other) of such shareholder in such business.

Compliance with Bylaws: Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a shareholders' meeting except in accordance with the procedures set forth in this Section 9. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted at the meeting. Notwithstanding the foregoing provisions of this Section 9, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 9.

Effective Date of Shareholder Business: Notwithstanding anything in these Bylaws to the contrary, no business brought before a meeting of the shareholders by a shareholder shall become effective until the final termination of any proceeding which may have been commenced in any court of competent jurisdiction for an adjudication of any legal issues incident to determining the validity of such business and the procedure pursuant to which it was brought before the shareholders, unless and until such court shall have determined that such proceedings are not being pursued expeditiously and in good faith.

ARTICLE III
BOARD OF DIRECTORS
SECTION 1. Number, Powers, Quorum, Lead Director: The Board of Directors of Full Throttle shall consist of one or more individuals as may be fixed from time to time by the Board of Directors. The Board of Directors may exercise all the powers of Full Throttle and do all acts and things which are proper to be done by Full Throttle which are not by law or by these Bylaws directed or required to be exercised or done by the shareholders. A majority of the number of directors shall constitute a quorum for the transaction of business. The action of a majority of the directors present at any lawful meeting at which there is a quorum shall, except as otherwise provided by law or by these Bylaws, be the action of the Board. The Board of Directors shall have a Lead Director, who shall be an independent director, not an employee of Full Throttle. The powers and responsibilities of the Lead Director shall be established by the Board of Directors and shall be set forth in the Corporate Governance Guidelines of Full Throttle. The powers and responsibilities of the Lead Director may be modified from time to time at the discretion of the Board of Directors.

SECTION 2. Term of Office: Full Throttle will have a staggered board.  Full Throttle will have three classes of director.  Each class of director will hold a 4 year term.  Terms for each class of directors commence and ends in accordance with the following schedule. After which each class will have a 4 year term.

Class	Commencing	Term Ends
I	August 1, 2009	August 1, 2013
II	August 1, 2009	August 1, 2014
III	August 1, 2009	August 1, 2015

The members of the Board of Directors shall be elected at the annual meeting of shareholders and shall hold office until the end of their term at next succeeding annual meeting, or until their successors shall be elected and shall qualify.

SECTION 3.Standard of Care: Each Director shall perform his or her duties as a member of the board, in good faith. Each Director shall execute all duties through the use of the standard as to what in the Director's opinion is in the best interests of the Corporation. In making all decisions a Director shall utilize such reasonable care and inquiry as a reasonably prudent person in a like situation would employ.

SECTION 4. Election: Except as provided in Section 3 hereof, directors shall be elected by the shareholders of Full Throttle pursuant to the procedures enumerated below:

Eligible Persons: Only persons who are nominated in accordance with the following procedures shall be eligible for election by the shareholders as directors of Full Throttle.

Nominations: Nominations of persons for election as directors of Full Throttle may be made at a meeting of shareholders (1) by or at the direction of the Board of Directors, (2) by any committee or person appointed by the Board of Directors or (3) by any shareholder of Full Throttle entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.

Nomination by Directors or Committee: Nominations made by or at the direction of the Board of Directors or the committee or person appointed by the Board of Directors may be made at any time prior to the shareholders' meeting. The Board of Directors must send notice of nominations to the shareholders together with the notice of the meeting of the shareholders; provided, however, if the nominations are made after the notice of the meeting has been mailed, the Board of Directors must send notice of its nominations to the shareholders as soon as practicable.

Nomination by Shareholders: Nominations, other than those made by or at the direction of the Board of Directors or the committee or person appointed by the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder's notice shall be delivered to or mailed and received by the Secretary at the principal executive office of Full Throttle not less than sixty (60) days prior to the scheduled date of the meeting (regardless of any postponements, deferrals or adjournments of the meeting to a later date); provided, however, if no notice is given and no public announcement is made to the shareholders regarding the date of the meeting at least 75 days prior to the meeting, the shareholder's notice shall be valid if delivered to or mailed and received by the Secretary at the principal executive office of Full Throttle not less than fifteen (15) days following the day on which the notice or public announcement of the date of the meeting was given or made.

Contents of Notice: Nominations, other than those made by or at the direction of the Board of Directors or the committee or person appointed by the Board of Directors, shall set forth:

(1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residential address of the person, (b) the principal occupation or employment of the person (c) the class and number of shares of capital stock of Full Throttle that are beneficially owned by the person, (d) written consent by the person, agreeing to serve as director if elected, (e) a description of all arrangements or understandings between the person and the shareholder regarding the nomination, (f) a description of all arrangements or understandings between the person and any other person or persons (naming such persons) regarding the nomination, (g) all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended, and (h) such other information as Full Throttle may reasonably request to determine the eligibility of such proposed nominee to serve as director of Full Throttle; and

(2) as to the shareholder giving the notice, (a) the name, business address and residential address of the shareholder giving the notice, (b) the class and number of shares of capital stock of Full Throttle that are beneficially owned by such shareholder, (c) a description of all arrangements or understandings between the shareholder and the nominee regarding the nomination, and (d) a description of all arrangements or understandings between the shareholder and any other person or persons (naming such persons) regarding the nomination.

Compliance with Bylaws: No person shall be eligible for election by the shareholders as a director of Full Throttle unless nominated in accordance with the procedures set forth in this section of the Bylaws. The Chairman of the Board of Directors shall, if the facts warrant, determine and declare prior to the meeting of shareholders that the nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so inform the nominee and the shareholder who nominated the nominee as soon as practicable and the defective nomination shall be disregarded.

Effective Date of Election of Director: Notwithstanding anything in these Bylaws to the contrary, no election of a director nominated by a shareholder shall become effective until the final termination of any proceeding which may have been commenced in any court of competent jurisdiction for an adjudication of any legal issues incident to determining the procedure pursuant to which the nomination of such director was brought before the shareholders, unless and until such court shall have determined that such proceedings are not being pursued expeditiously and in good faith.

SECTION 5. Vacancies: A vacancy on the Board shall be deemed to exist upon the death, resignation, or removal of any Director.   If a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors Vacancies on the Board and new positions created by increasing the number of Directors then:

(a) the shareholders may fill the vacancy;

(b) the board of directors may fill the vacancy; or

(c) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of directors remaining in office.

A vacancy that will occur at a specific later date, by reason of a resignation effective at a later date, may be filled before the vacancy occurs but the new director may not take office until the vacancy occurs.

A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. A director filling a position resulting from an increase in the number of directors shall hold office until the next annual meeting of shareholders and until his or her successor is elected and qualified.

SECTION 6. Meetings: Regular meetings of the Board shall be held at such time and place as provided by resolution of the Board of Directors or as stated in the notice of the meeting.

Special meetings of the Board may be called by the Chairman of the Board, the President of Full Throttle, the Lead Director or by any two directors. The Lead Director may call meetings of the independent directors, who shall not be employees of Full Throttle. At least two days' notice of all special meetings of the Board shall be given to each director personally by telegraphic, electronic or written notice. Any meeting may be held without notice if all of the directors are present, or if those not present waive notice of the meeting by telegram, electronic communication or in writing. Special meetings of the Board of Directors may be held within or without the state of Virginia.

SECTION 5. Committees: The Board of Directors shall, by resolution or resolutions passed by a majority of the whole Board, designate an Executive Committee, to consist of the Chief Executive Officer of Full Throttle who may be the Chairman of the Board, or the President and two additional members, and not fewer than two alternates to serve at the call of the Chief Executive Officer in case of the unavoidable absence of one of the regular members, to be elected from the Board of Directors. The Executive Committee shall, when the Board is not in session, have and may exercise all of the authority of the Board of Directors in the management of the business and affairs of Full Throttle.

The Board of Directors may appoint other committees, standing or special, from time to time, from among their own number, or otherwise, and confer powers on such committees, and revoke such powers and terminate the existence of such committees at its pleasure.

A majority of the members of any such committee shall constitute a quorum for the purpose of fixing the time and place of its meetings, unless the Board shall otherwise provide. All action taken by any such committee shall be reported to the Board at its meeting next succeeding such action.

SECTION 6. Compensation of Directors: Full Throttle has elected to compensate its Board of Directors  with common stock shares of Full Throttle.  Directors have a vesting period for their respective shares but have all rights to distributions during that vesting period.  The Board of Directors may, in its discretion, authorize payment to directors of traveling expenses incurred in attending any such meeting.

SECTION 7. Removal: Any director may be removed from office at any time, with or without cause, and another be elected in his or her place, by the vote of the holders of record of a majority of the outstanding shares of stock of Full Throttle (of the class or classes by which such director was elected) entitled to vote thereon, at a special meeting of shareholders called for such purpose.

Section 8. Resignation:. A Director may resign at any time effective upon giving written notice to the Board of Directors. Upon notice of the resignation the Board shall notify the members and either fill the vacancy by appointment or schedule a special meeting of Members for the election of a new Director.

ARTICLE IV
OFFICERS
SECTION 1. Officers: The officers of Full Throttle shall be elected by the Board of Directors and shall consist of a Chairman of the Board, a President, a Secretary, a Treasurer, and may include one or more Vice Presidents, and such other officers as the Board from time to time shall elect, with such duties as the Board shall deem necessary to conduct the business of Full Throttle. Any officer may hold two or more offices (including those of the Chairman of the Board and President) except that the offices of President and Secretary may not be held by the same person. The Chairman of the Board shall be a director; other officers, including any Vice Chairman and the President, may be, but are not required to be, Directors.

SECTION 2. Term of Office: Removal. In the absence of a special contract, all officers shall hold their respective offices for one year or until their successors shall have been duly elected and qualified, but they or any of them may be removed from their respective offices on a vote by a majority of the Board.

SECTION 3. Powers and Duties: The officers of Full Throttle shall have such powers and duties as generally pertain to their offices, respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors and/or by the Executive Committee. In the absence of the Chairman of the Board, if any, the Lead Director shall preside at the meetings of the Board of Directors. In the absence of both the Chairman of the Board and the Lead Director, and provided a quorum is present, the senior member of the Board present, in terms of service on the Board, shall serve as Chairman pro tem of the meeting.

SECTION 4. Salaries: The salary schedule for the President and Chief Executive Officer of Full Throttle will be in place until the completion of the 11th quarter of operations.  Upon commencement of the 12th quarter of operations an annual review shall determine and fix compensation of the President and Chief Executive Officer by the Board of Directors, or pursuant to such authority as the Board may from time to time prescribe. The salaries of all other executives of Full Throttle shall be determined and fixed by the Board of Directors or pursuant to such authority as the Board may from time to time prescribe.

ARTICLE V
INDEMNIFICATION OF DIRECTORS AND OFFICERS
SECTION 1. Any indemnification (unless ordered by a court) shall be made by Full Throttle only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstance because the person was not finally adjudged in any threatened, pending or completed action, suit or proceeding (an "Action") to have knowingly violated criminal law or was not liable for willful misconduct in the performance of the person's duty to Full Throttle. In the case of any director, such determination shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such Action; or (2) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed by clause (1) or (2) of this paragraph, or if such a quorum is not obtainable and such a committee cannot be designated, by majority vote of the Board of Directors, in which selection directors who are parties may participate; or (4) by vote of the shareholders, in which vote shares owned by or voted under the control of directors, officers and employees who are at the time parties to the Action may not be voted. In the case of any officer, employee, or agent other than a director, such determination may be made (i) by the Board of Directors or a committee thereof; (ii) by the Chairman of the Board of Full Throttle or, if the Chairman is a party to such Action, the President of Full Throttle, or (iii) such other officer of Full Throttle, not a party to such Action, as such person specified in clause (i) or (ii) of this paragraph may designate. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled hereunder to select such legal counsel.

It is the intention of Full Throttle that the indemnification set forth in this Section of Article IV, shall be applied to no less extent than the maximum indemnification permitted by law. In the event that any right to indemnification or other right hereunder may be deemed to be unenforceable or invalid, in whole or in part, such unenforceability or invalidity shall not affect any other right hereunder, or any right to the extent that is not deemed to be unenforceable. The indemnification provided herein shall be in addition to, and not exclusive of, any other rights to which those indemnified may be entitled under the articles of incorporation, any Bylaw, agreement, vote of shareholders, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and inure to the benefit of such person's heirs, executors, and administrators.

ARTICLE VI
CHECKS, NOTES, ETC.
SECTION 1: All checks and drafts on Full Throttle's bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

SECTION 2: Shares of stock and other interests in other corporations or associations shall be voted by such officer or officers as the Board of Directors may designate.

SECTION 3: Except as the Board of Directors shall otherwise provide, all contracts expressly approved by the Board shall be signed on behalf of Full Throttle by the President.

ARTICLE VII
CAPITAL STOCK
SECTION 1. Certificate for shares: Unless otherwise authorized by the Board of Directors, the interest of each stockholder of Full Throttle shall be evidenced by a certificate or certificates for shares of stock in such form as required by law and as the Board of Directors may from time to time prescribe. The Board of Directors may authorize the issue of some or all of the shares of any or all of its classes or series without certificates. The certificates of stock shall be signed by the President and the Secretary and sealed with the seal of Full Throttle. Such seal may be a facsimile.

Where any such certificate is countersigned by a transfer agent other than Full Throttle, or an employee of Full Throttle, or is countersigned by a transfer clerk and is registered by a registrar, the signatures of the President and the Secretary may be facsimiles.

In case any officer who has signed, or whose facsimile signature has been placed upon such certificate, shall have ceased to be such officer before such certificate is issued, it may nevertheless be issued by Full Throttle with the same effect as if such officer had not ceased to hold such office at the date of its issue.

SECTION 2. Transfer of Shares: The shares of stock of Full Throttle shall be transferable on the books of Full Throttle by the holders thereof in person or by duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as Full Throttle or its agents may reasonably require.

SECTION 3. Lost, Stolen or Destroyed Certificates: No certificate of stock claimed to have been lost, destroyed or stolen shall be replaced by Full Throttle with a new certificate of stock until the holder thereof has produced evidence of such loss, destruction or theft, and has furnished indemnification to Full Throttle and its agents to such extent and in such manner as the proper officers or the Board of Directors may from time to time prescribe.

ARTICLE VIII
CORPORATE RECORDS
SECTION 1. Records: Full Throttle shall keep such books and records as may be required by applicable law.

SECTION 2. Inspection: Shareholders of Full Throttle shall have the right to inspect the books and records of Full Throttle as provided by the law of the state of Colorado.

ARTICLE IX
FISCAL YEAR
The fiscal year of Full Throttle shall begin on the 1st day of October in each year and shall end on the 30th day of September following.

ARTICLE X
CORPORATE SEAL
The seal of Full Throttle shall be circular in form and there shall be inscribed thereon – Full Throttle Indoor Kart Racing INC. - a Corporation of Colorado - 2009.

ARTICLE XI
AMMENDMENTS
The Board of Directors may amend or repeal Full Throttle's Bylaws except to the extent that (i) Full Throttle's articles of incorporation or Colorado state law reserves this power to the stockholders, or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the board of directors may not amend or repeal that bylaw. Full Throttle's shareholders may amend or repeal Full Throttle's bylaws even though the bylaws may also be amended or repealed by the Board of Directors.